Illumina Appoints Marc Stapley as Senior Vice President and Chief Financial Officer
Stapley Brings Multi-National Experience in High-Growth and Mature Industries

SAN DIEGO, January 4, 2012 (BUSINESS WIRE)—Illumina, Inc. (NASDAQ: ILMN) today announced it has named Marc Stapley, former Senior Vice President, Finance, at Pfizer and Americas Chief Financial Officer at Alcatel-Lucent, to the position of Senior Vice President and Chief Financial Officer.

Stapley will report to President and Chief Executive Officer Jay Flatley and will oversee Illumina’s finance, accounting, facilities and investor relations functions. He will also become part of Illumina’s executive management team, which is responsible for directing all aspects of company strategy, planning and operations.

“Marc is an ideal fit for the fast-paced culture of Illumina,” said Jay Flatley. “He is a dynamic finance leader whose experience spans leading high-tech and pharmaceutical companies where he has helped transform the finance functions, directed ERP implementations, effectively identified cost reduction initiatives and led acquisition integration efforts.”

“I am honored to take the role of Illumina’s CFO and join such a world-class team,” said Stapley. “The Company is in a critical growth and development stage, and I look forward to supporting the continued innovation and performance that the company has delivered over many years.”

Stapley joins Illumina from Pfizer where he served as Senior Vice President responsible for global financial processes and systems, leading integration efforts in both the Wyeth and King Pharmaceutical acquisitions and providing oversight to the company’s largest technology investment program. Prior to Pfizer, he served in a variety of senior finance roles at Alcatel-Lucent, including Americas CFO. He also worked as Finance Director and Controller for several groups at Cadence Design Systems. Stapley began his career as an Auditor at Coopers & Lybrand. Stapley holds a First Class BSc (Honors) in Mathematics from The University of Reading (England) and is a member of the Institute of Chartered Accountants in England and Wales.

Stapley is expected to join Illumina on January 20, 2012. At that time he will assume the CFO responsibilities currently held by Christian Henry. Henry, who for the past two years has been serving in both the CFO role and as GM of the Company’s Genetic Analysis business (formerly Life Sciences), will now be able to fully dedicate his time to leading our Genetic Analysis business.

“I would like to thank Christian for the outstanding contributions he has made to Illumina in the CFO role,” said Jay Flatley. “Since 2005, Christian has developed a world-class finance organization and led multiple corporate financings, acquisitions and facility relocations. I look forward to the impact he can make by solely focusing on driving our Genetic Analysis Business.”

About Illumina
Illumina (http://www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

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